Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces First Quarter Results

PITTSBURGH, May 9, 2007 – MSA (NYSE) today announced that net sales for the first quarter of 2007 were $225.9 million compared with $228.4 million for the first quarter of 2006, a decrease of $2.5 million, or 1 percent. Net income for the first quarter of 2007 was $16.1 million, or 45 cents per basic share, an increase of $0.4 million, or 2 percent, compared with $15.7 million, or 43 cents per basic share, for the same quarter last year.

Current quarter sales continue to reflect growth in MSA’s International markets and North American industrial markets. These sales gains, however, were more than offset by a decrease in sales of self-contained breathing apparatus (SCBA) to the North American fire service market. Local currency sales in European markets were somewhat lower.

Sales in the International segment improved by $5.8 million in the current quarter primarily due to strong shipments to the mining industry in South Africa and the fire service market in China including a large shipment to the Beijing Fire Bureau. Currency exchange differences reduced International segment sales approximately $0.5 million when stated in U.S. dollars.

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Sales in the company’s North American segment were down $13.6 million in the current quarter, primarily in the fire service market, reflecting the timing of release of fire department funding made available through the U.S. Federal Government Assistance to Firefighters Grant (AFG) program and the impact of a recently published National Fire Protection Association (NFPA) standard for SCBA on fire department buying decisions. This standard must be met by all manufacturers by August 31, 2007. First quarter 2007 sales of SCBAs were down $16.1 million. MSA’s shipments of Advanced Combat Helmets and related communication systems to the military were $1.3 million and $2.1 million lower, respectively, in the current quarter, reflecting the completion of certain contracts. The company has, however, recently received new orders in these areas. These sales decreases were partially offset by a $3.0 million increase in shipments of ballistic protection products, including those made by Paraclete Armor and Equipment, which the company acquired in September 2006, and a $1.8 million increase in closed-circuit breathing apparatus shipments reflecting a large order from the Canadian Navy. Continued strength in North American construction and industrial markets was reflected in sales of fall protection and head protection products, which improved $1.4 million in the current quarter.

Sales in the company’s European segment improved $5.4 million for the current quarter, reflecting favorable currency exchange effects of $6.9 million when stated in U.S. dollars, partially offset by a $1.5 million decrease in local currency sales. Lower local currency sales occurred primarily in France and Germany, both of which benefited from unusually strong shipments of disposable respirators in the first quarter of 2006.

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First quarter net income in the North American segment was $1.0 million lower, primarily due to the decrease in SCBA sales. This decrease was partially offset by lower operating expenses associated with restructuring activities. European segment net income improved $0.9 million due largely to favorable currency exchange effects related to a stronger euro. Net income in the International segment was up $0.1 million, reflecting higher sales partially offset by higher selling expenses.

“I am pleased with the overall strength of our incoming orders in the first quarter, even with slow activity in the North American fire service,” said John T. Ryan III, MSA Chairman and CEO. “Some of the orders were received late in the quarter or have delivery schedules for later in the year. The North American fire service market is impacted by customers learning about the new NFPA standards that were very recently published and waiting to see what new products are available to meet these standards. Only at the recent Fire Department Instructors Conference in Indianapolis have these products been available for users to inspect and evaluate. Under such conditions, fire departments have a tendency to hold on purchases in the interim. In the past, we have generally seen a pattern of higher fire service sales in the year following the introduction of a new NFPA standard. I continue to believe that our fire service sales will be good in the period January 2007 to June 2008. What is less clear, at this time, is when most of the orders will be placed.”

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“I am also pleased with the progress that we continue to make in the other areas of our business; there is strength in orders in Europe, in International markets and in North American markets other than the fire service,” Mr. Ryan continued. “Sales growth in these areas reflects success in our strategic initiatives to expand our operations in South Africa and China. In North America, we continue to see progress in shipments to the industrial and construction markets and ballistic body protection, including products from the recent acquisition of Paraclete. We have gained some good orders in military and Homeland Security markets in the U. S. and Europe.”

“While considerable uncertainties remain in the timing of U.S. Fire service funding and the timing of breathing apparatus approvals on the new NFPA standard, with some reasonable results on these matters and with shipments of our backlog, I think we still have a decent shot at achieving our 2007 goals,” Mr. Ryan concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $914 million, manufacturing operations throughout the United States and Europe, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Condensed Consolidated Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended March 31
	2007	2006
Net sales	$225,939	$228,350
Other income	401	285

	226,340	228,635

Cost of products sold	136,770	135,776
Selling, general and administrative	56,572	53,553
Research and development	5,927	5,548
Restructuring and other charges	234	5,997
Interest	1,993	1,188
Currency exchange losses	233	1,068

	201,729	203,130

Income before income taxes	24,611	25,505
Provision for income taxes	8,543	9,767

Net income	16,068	15,738

Basic earnings per common share	$.45	$.43
Diluted earnings per common share	$.44	$.42
Dividends per common share	$.18	$.14
Average number of common shares outstanding (basic)	36,013	36,544

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Mine Safety Appliances Company

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	March 31, 2007	December 31, 2006
Current assets
Cash and cash equivalents	$62,542	$61,296
Trade receivables, net	179,925	174,569
Inventories	145,476	137,230
Other current assets	44,960	43,764

Total current assets	432,903	416,859

Property, net	121,072	120,651
Prepaid pension cost	214,013	211,018
Goodwill	80,098	79,360
Other non-current assets	77,638	70,732

Total	925,724	898,620

Current liabilities
Notes payable and current portion of long-term debt	$10,085	$2,340
Accounts payable	49,632	39,441
Other current liabilities	84,307	85,654

Total current liabilities	144,024	127,435

Long-term debt	112,789	112,541
Pension and other employee benefits	112,434	110,966
Deferred tax liabilities	101,141	100,969
Other non-current liabilities	15,121	8,856
Shareholders’ equity	440,215	437,853

Total	925,724	898,620

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended March 31
	2007	2006
Net sales
North America	$122,901	$136,516
Europe	53,087	47,724
International	49,951	44,110

Total	225,939	228,350

Net income
North America	$10,601	$11,556
Europe	2,614	1,752
International	3,229	3,097
Reconciling	(376)	(667)

Total	16,068	15,738

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